Investor Contact:
Mary Lai
Investor Relations
SYNNEX Corporation
marylai@synnex.com
(510) 668-8436

SYNNEX Corporation Declares Quarterly Cash Dividend

Fremont, Calif., - September 25, 2018 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced that the Board of Directors declared a quarterly cash dividend of $0.35 per share, to be paid on October 26, 2018, to all shareholders of record at the close of business on October 12, 2018.
SYNNEX’ previous quarterly dividend of $0.35 per common share was paid on July 27, 2018.

About SYNNEX
SYNNEX Corporation (NYSE: SNX) is a Fortune 200 corporation and a leading business process services company, providing a comprehensive range of distribution, logistics and integration services for the technology industry and providing outsourced services focused on customer engagement to a broad range of enterprises. SYNNEX distributes a broad range of information technology systems and products, and also provides systems design and integration solutions. Concentrix, a wholly-owned subsidiary of SYNNEX Corporation, offers a portfolio of strategic solutions and end-to-end business services focused on customer engagement, process optimization, technology innovation, front and back-office automation and business transformation to clients in ten identified industry verticals. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific and Europe. Additional information about SYNNEX may be found online at www.synnex.com.

Forward-Looking Statements
Statements in this news release that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release.  The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2018 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo, and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.